Exhibit 4.2

CYTEIR THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

FEBRUARY 5, 2021

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	1.31	“Series A Preferred Stock”	4

	1.32	“Series B Preferred Stock”	4

	1.33	“Series C Preferred Stock”	4

2.	Registration Rights		4

	2.1	Demand Registration	4

	2.2	Company Registration	6

	2.3	Underwriting Requirements	6

	2.4	Obligations of the Company	8

	2.5	Furnish Information	9

	2.6	Expenses of Registration	9

	2.7	Delay of Registration	10

	2.8	Indemnification	10

	2.9	Reports Under Exchange Act	12

	2.10	Limitations on Subsequent Registration Rights	12

	2.11	“Market Stand-off” Agreement	13

	2.12	Restrictions on Transfer	14

	2.13	Termination of Registration Rights	15

3.	Management and Information Rights		15

	3.1	Delivery of Financial Statements	15

	3.2	Inspection	17

	3.3	Termination of Information	17

	3.4	Confidentiality	17

	3.5	Critical Technology Matters	17

4.	Rights to Future Stock Issuances		18

	4.1	Right of First Offer	18

	4.2	Termination	20

	4.3	Special Mandatory Conversion	20

5.	Additional Covenants		20

	5.1	Insurance	20

	5.2	Employee Agreements	20

	5.3	Employee Stock	20

	5.4	Qualified Small Business Stock	21

	5.5	Matters Requiring Investor Director Approval	21

	5.6	Board Matters	22

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	5.7	Successor Indemnification	22

	5.8	Indemnification Matters	23

	5.9	Termination of Covenants	23

	5.10	Right to Conduct Activities	23

	5.11	Restrictions on Publicity	24

	5.12	Expenses of Counsel	24

	5.13	Anti-Harassment Policy	25

	5.14	Real Property Holding Corporation	25

6.	Miscellaneous		25

	6.1	Successors and Assigns	25

	6.2	Governing Law	26

	6.3	Counterparts	26

	6.4	Titles and Subtitles	26

	6.5	Notices	26

	6.6	Amendments and Waivers	27

	6.7	Severability	27

	6.8	Aggregation of Stock	27

	6.9	Additional Investors	27

	6.10	Entire Agreement	27

	6.11	Dispute Resolution	28

	6.12	Delays or Omissions	28

	6.13	Acknowledgment	29

	6.14	Default	29

	6.15	Limitation of Liability; Freedom to Operate Affiliates	29

	6.16	Further Assurances	29

Schedule A – Schedule of Investors

Schedule B – Schedule of Key Investors

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SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Second Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of February 5, 2021, by and among Cyteir Therapeutics, Inc., a Delaware corporation (the “Company”) and each of the individuals and entities listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto pursuant to Subsection 6.9 below, the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Preferred Stock and/or shares of Common Stock issued upon conversion thereof, and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of September 27, 2019, between the Company and such Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of a majority of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Existing Investors holding at least a majority of the Registrable Securities, and the Company;

NOW, THEREFORE, the Company and the Investors, including the Existing Investors, each hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, investment adviser, officer or, director or trustee of such Person, or any venture capital fund, other investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. Notwithstanding the foregoing, where the term “Person” refers to Novo Holdings A/S, in lieu of the foregoing definition, the term “Affiliate” shall mean Novo Ventures (US) Inc., Novo Holdings Equity US Inc., Novo Holdings Equity Asia Pte. Ltd. (together with Novo Holdings A/S, “Novo”), any partner, executive officer or director of Novo or any venture capital fund or other Person now or hereafter existing formed for the purpose of making investments in other Persons that is controlled by or under common control with Novo, and for the avoidance of doubt, shall not include any other affiliate of Novo.

1.2 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.3 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.4 “Default Conversion Shares” has the meaning ascribed to such term in the Restated Certificate.

1.5 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7 “Excluded Registration” means (i) a registration relating-to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.8 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.9 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.10 “GAAP” means generally accepted accounting principles in the United States.

1.11 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.12 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.13 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.14 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.15 “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 1,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and (ii) each RA Capital Fund for so long as such RA Capital Fund holds all of the shares of Series C Preferred Stock purchased by it pursuant to the Purchase Agreement.

1.16 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.17 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.18 “Preferred Director” means any director of the Company that the holders of record of the Preferred Stock are entitled to elect pursuant to the Restated Certificate.

1.19 “Preferred Stock” means shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

1.20 “RA Capital Fund” means RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund II, L.P.

1.21 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock that are not Default Conversion Shares; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof that are not Default Conversion Shares; (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.22 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.23 “Requisite Directors” means a majority of the Preferred Directors, provided that if the number of Preferred Directors then in office is two or less, then only the vote of one of the Preferred Directors shall be required.

1.24 “Restated Certificate” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended and in effect from time to time.

1.25 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Subsection 2.12(b) hereof.

1.26 “SEC” means the Securities and Exchange Commission.

1.27 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.28 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.29 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.30 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.31 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.32 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.33 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1	Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsection 2.1(c) and Subsection 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $2 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsection 2.1(c) and Subsection 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected three registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d), provided, that if the Initiating Holders withdraw their request for such registration as a result of a material adverse change to the Company, such withdrawn registration statement shall not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred fifty (150) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsection 2.1(a) or Subsection 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsection 2.1(a) or Subsection 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders (other than fees and disbursements of counsel to any Holder, other than the Selling Holder Counsel, which shall be borne solely by the Holder engaging such counsel) pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration other than on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, plus an additional eighteen (18) days to the extent necessary as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding stock (after giving effect to a conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement

(b) Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsection 2.1 or Subsection 2.2 shall terminate upon the earlier of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate, where the consideration received by the Investors is in the form of cash and/or publicly traded securities or where the Investors receive registration rights from the acquiring company or other successor comparable to those set forth in this Section 2; and

(b) such time after consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration.

3.	Management and Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company:

(a) as soon as practicable, but in any event within one hundred and eighty (180) days after the end of each fiscal year of the Company, (i) an audited balance sheet as of the end of such year, (ii) audited statements of income and of cash flows for such year, and (iii) an audited statement of stockholders’ equity as of the end of such year, all prepared in accordance with GAAP, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.1(d)) for such year;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within 30 days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such quarters and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e) as soon as practicable, but in any event within 30 days after the end of each month, a statement indicating no change or showing any change in the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct.

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information. The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first; provided, that, with respect to clause (iii), the covenants set forth in Section 3.1 and 3.2 shall only terminate if the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities unless the Major Investors receive financial information from the acquiring company or other successor to the Company comparable to those set forth in Section 3.1.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.5 Critical Technology Matters.

(a) To the extent (i) any pre-existing products or services provided by the Company are re-categorized by the U.S. government as a critical technology within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), or would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology after a re-categorization of selected technologies by the U.S. government, or (ii) after execution of the Purchase Agreement, the Company engages in any activity that could reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology within the meaning of the DPA, the Company shall promptly notify the Investors of such change in the categorization of its products or services.

(b) If and only if (i) the Committee on Foreign Investment in the United States or any member agency thereof acting in such capacity (“CFIUS”) requests or requires that any Investor or the Company file a notice or declaration with CFIUS pursuant to the DPA with respect to such Investor’s investment in the Company (the “Covered Transactions”) or (ii) such Investor or the Company reasonably determines that a filing with CFIUS with respect to the Covered Transactions is advisable or required by applicable law, then in either case, (i) or (ii): (x) the Company and each Investor shall, and shall cause its Affiliates to, cooperate with the other parties hereto and shall promptly file a CFIUS filing in the requested, required or advisable form in accordance with the DPA; (y) the Company and each Investor shall, and shall cause its Affiliates to, use reasonable best efforts to obtain, as applicable, the CFIUS Satisfied Condition (as defined in the Restated Certificate); and (z) the Company shall provide notice of clause (i) or (ii) to the Major Investors. For the avoidance of doubt, each such Investor shall have no obligation to accept or take any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition.

4.	Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that, each such Affiliate (x) is not a competitor of the Company as reasonably determined by the Board of Directors, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Third Amended and Restated Voting Agreement and Second Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that, any competitor of the Company as reasonably determined by the Board of Directors shall not be entitled to any rights as an Investor under Subsections 3.1, 3.2 or 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Investor holding the fewest number of Preferred Stock and any other Derivative Securities. For purposes of this Agreement, neither Celgene Corporation nor its Affiliates are “a competitor of the Company”.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock that are not Default Conversion Shares then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities and excluding any Default Conversion Shares). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock that are not Default Conversion Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock, that are not Default Conversion Shares, issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of forty-five (45) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); and (ii) shares of Common Stock issued in the IPO.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage- ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

4.3 Special Mandatory Conversion. For purposes of the Restated Certificate, only those Investors set forth on Schedule B attached hereto shall constitute “Key Investors” (as defined and used in Article IV of the Restated Certificate).

5.	Additional Covenants.

5.1 Insurance. The Company shall use its commercially reasonable efforts to maintain Directors and Officers liability insurance covering the Company’s directors and officers, with a minimum coverage amount of $3 million and on terms and conditions satisfactory to the Board of Directors, including the Requisite Directors, until such time as the Board of Directors determines that such insurance should be discontinued. In the event the Company merges with another entity and the Company is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Company assume the Company’s obligations with respect to indemnification of directors.

5.2 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee (as defined in the Purchase Agreement) to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form previously approved by the Board of Directors (a copy of which has been made available to Investors). In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Requisite Directors.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, including the Requisite Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty- five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. In addition, unless otherwise approved by the Board of Directors, including the Requisite Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at the lesser of cost or fair market value of any unvested shares held by such holder upon termination of employment of a holder of restricted stock.

5.4 Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Preferred Stock issued on or before September 27, 2019, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

5.5 Matters Requiring Investor Director Approval. So long as the holders of Preferred Stock are entitled to elect a Director, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of the Requisite Directors:

(a) form any subsidiary or enter into a joint venture;

(b) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(c) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(d) guarantee or assume, directly or indirectly, or permit any subsidiary to guarantee or assume, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(e) make any investment inconsistent with any investment policy approved by the Board of Directors;

(f) create or authorize the creation of any indebtedness, including without limitation any debt security, if the Company’s aggregate indebtedness would exceed $500,000 to the extent not already included in a Budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;

(g) otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement, the Purchase Agreement, and transactions resulting in payments to or by the Company in the form of compensation or benefits in the ordinary course of business;

(h) hire, fire, or change the compensation of the Chief Executive Officer, President, Chief Scientific Officer, Chief Medical Officer, or Chief Financial Officer, including approving or modifying any option grants or stock awards;

(i) change the principal business of the Company, enter new lines of business, or exit the current line of business (provided that a change in Company’s lead candidate(s) or back-up candidate(s) in connection with oncology-related diseases and indications shall not be deemed to be a change of entering a new line of business or exiting a current line of business requiring the approval described in this Section 5.5);

(j) create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets;

(k) acquire all of the equity securities of another entity, or all or substantially all of the assets of another entity;

(l) enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company or to the Company of assets greater than $250,000;

(m) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; and

(n) enter into an agreement to do any of the foregoing.

5.6 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each committee of the Board of Directors shall comprise no fewer than three members.

5.7 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or the Company or any subsidiary of the Company sells or otherwise transfers all or substantially all of the assets or intellectual property of the Company, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.8 Indemnification Matters. The Company hereby acknowledges that the Preferred Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Preferred Director Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Preferred Director Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Preferred Director Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Preferred Director Indemnitors from any and all claims against the Preferred Director Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Preferred Director Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Preferred Director Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company.

5.9 Termination of Covenants. The covenants set forth in this Section 5, except for Subsection 5.7, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

5.10 Right to Conduct Activities. The Company hereby acknowledges that (a) each of Venrock Associates VII, L.P., Venrock Partners VII, L.P. (collectively, along with their affiliates, “Venrock”), Droia Invest II SCSP (together with its affiliates, “Droia”), Lightstone Ventures II, L.P., Lightstone Ventures II (A), L.P. (collectively, along with their affiliates, “Lightstone”), Novo (together with their affiliates), RA Capital Funds (together with their affiliates), Ally Bridge MedAlpha Master Fund L.P. (together with its affiliates, “Ally Bridge”), Janus Henderson Global Life Sciences Fund, Janus Henderson Biotech Innovation Master Fund Limited, Janus Henderson Capital Funds plc on behalf of its series Janus Henderson Global Life Sciences Fund and Janus Henderson Horizon Fund—Biotechnology Fund (collectively, along with their affiliates, “Janus”), Baker Brothers Life Sciences, L.P. and 667, L.P. (collectively, along with their affiliates, “Baker Brothers”) and CaaS Opportunity LLC (together with its affiliates, “CaaS”) (“Fund Investors”) are professional investment funds, and as such invest capital in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted); and (b) Celgene Corporation (“Celgene”) invests capital in other companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, Fund Investors and Celgene shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by a Fund Investor or Celgene in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of a Fund Investor or Celgene to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) a Fund Investor or Celgene from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or any other agreement (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company or (z) Celgene from a breach of any other agreement with the Company. For the avoidance of doubt, no Fund Investor shall be deemed “a competitor of the Company” for purposes of Subsections 3.1, 3.2 or 4.1.

5.11 Restrictions on Publicity. The Company shall not use the name of Novo or its Affiliates, or refer to Novo or its Affiliates, directly or indirectly, in connection with Novo’s or its Affiliates’ relationship, agreements or arrangements with the Company in any advertisement, press release, professional or trade publication, marketing materials or otherwise to the general public or in any other manner, except (i) as may be required by law, (ii) on a confidential basis to potential financing sources, including lenders, investors, investment bankers or acquirors but only as to the fact of Novo’s equity investment in the Company and documentation relating thereto, (iii) on a confidential basis to the Company’s lawyers, contractors, accountants and other advisors who have a need to have access and knowledge of such information, or (iv) with Novo’s, as applicable, prior written consent, which consent may be withheld in its sole discretion; provided that (i) the parties anticipate that there will be a mutually-agreed press release announcing the closing of the transactions contemplated in the Purchase Agreement and (ii) following the public announcement contemplated in clause (i), the Company may confirm that Novo are investors in the Company (but not the amount or terms thereof) in a form of disclosure that has been previously approved by Novo, as applicable.

5.12 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Third Amended and Restated Voting Agreement of even date herewith among the Company, the Investors and the other parties named therein), the reasonable fees and disbursements, not to exceed $30,000 in the aggregate, of one counsel for the Major Investors (“Investor Counsel”) in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.13 Anti-Harassment Policy. The Company shall, within sixty (60) days following the Closing (as defined in the Purchase Agreement), adopt and thereafter maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company. Such policy shall be reviewed and approved by the Board of Directors.

5.14 Real Property Holding Corporation. Promptly following (and in any event within ten (10) days after receipt of) written request by an Investor, the Company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding.

6.	Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least twenty-five percent (25%) of the shares of Registrable Securities held by the Holder at the time Holder first entered in this Agreement (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B hereto, as applicable, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Marc Rubenstein, Esq., Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02119-3600; if notice is given to The David and Barbara Roux Trust udt 8/11/99, a copy shall also be given to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, One Financial Place, Boston, MA 02111, Attn: Michael Fantozzi; if notice is given to Celgene Corporation, a copy shall also be given to Assistant Secretary, Celgene Corporation, 86 Morris Avenue, Summit, NJ 07901; if notice is given to Venrock, a copy shall also be given to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attn: Steven E. Bochner; if notice is given to Novo, a copy (which shall not constitute notice) shall also be given to Wilson Sonsini Goodrich & Rosati P.C., 12235 El Camino Real, San Diego, California 92130, Attention: Dan Koeppen, Esq; if notice is given to RA Capital Fund, a copy (which shall not constitute notice) shall also be given to Cooley LLP, 500 Boylston Street, Floor 14, Boston, MA 02116, Attention: Ryan S. Sansom; if notice is given to Janus, a copy (which shall not constitute notice) shall also be given to Stradley Ronon Stevens & Young, LLP, 457 Haddonfield Road, Suite 100, Cherry Hill, NJ 08002-2223, Attention: Daniel Knox; and if notice is given to Ally Bridge, a copy (which shall not constitute notice) shall also be given to Latham & Watkins, LLP, 200 Clarendon Street, Boston, MA 02116, Attention: Peter Handrinos.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (b) Subsections 3.5, 5.10, 5.11, 6.11, 6.15, this clause (b) of this Subsection 6.6 and the definition of Affiliate as it pertains to Novo may not be amended or terminated and the observance of any term may not be waived without the written consent of Novo. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Court of Chancery of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware (the “Courts”) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the Courts.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.14 Default. In the event of a Special Mandatory Conversion (as defined in the Restated Certificate) by an Investor, such Investor shall lose all of its rights under this Agreement with respect to the Default Conversion Shares, except with respect to Sections 5.8 and 5.10. For the avoidance of doubt, each Investor shall remain subject to all of the obligations of an Investor hereunder, including, without limitation, Sections 2.11, 2.12, and 3.4.

6.15 Limitation of Liability; Freedom to Operate Affiliates. The total liability, in the aggregate, of each of the Investors and its respective Affiliates, officers, directors, employees and agents, for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to this Agreement from any cause or causes shall be several and not joint with the other Investors and in the case of each Investor shall not exceed the total purchase price paid to the Company by the Investor for the shares of capital stock of the Company purchased by the Investor. It is intended that this limitation apply to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law. Nothing in this Agreement or the Transaction Agreements (as defined in the Purchase Agreement) shall restrict the Investors’ freedom to operate any of its affiliates (including any such affiliate that is a potential competitor of the Company).

6.16 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

CYTEIR THERAPEUTICS, INC.

By:	/s/ Markus Renschler

Name:	Markus Renschler
Title:	President & Chief Executive Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Healthcare Fund GP, LLC Its General Partner

By:	/s/ Rajeev Shah

Name:	Rajeev Shah

Title:	Manager

Address:	RA Capital Management, L.P.
200 Berkeley Street,
18th Floor Boston, MA 02116 Attn: General Counsel

RA CAPITAL NEXUS FUND II, L.P.

By: RA Capital Nexus Fund II GP, LLC Its: General Partner

By:	/s/ Rajeev Shah

Name:	Rajeev Shah

Title:	Manager

Address:	RA Capital Management, L.P.
200 Berkeley Street,
18th Floor Boston, MA 02116 Attn: General Counsel

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

JANUS HENDERSON GLOBAL LIFE SCIENCES FUND		JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED

By: Janus Capital Management LLC, its investment advisor		By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker	By:	/s/ Andrew Acker
Name:	Andrew Acker	Name:	Andrew Acker
Title:	Authorized Signatory	Title:	Authorized Signatory

Address:	c/o Janus Capital Management LLC	Address:	c/o Janus Capital Management LLC
	151 Detroit Street		151 Detroit Street
	Denver, CO 80206		Denver, CO 80206
	Attn: Andy Acker		Attn: Andy Acker
	Attn: Angela Morton		Attn: Angela Morton

JANUS HENDERSON CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS HENDERSON GLOBAL LIFE SCIENCES FUND		JANUS HENDERSON HORIZON FUND - BIOTECHNOLOGY FUND

By: Janus Capital Management LLC, its investment advisor		By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker	By:	/s/ Andrew Acker
Name:	Andrew Acker	Name:	Andrew Acker
Title:	Authorized Signatory	Title:	Authorized Signatory

Address:	c/o Janus Capital Management LLC	Address:	c/o Janus Capital Management LLC
	151 Detroit Street		151 Detroit Street
	Denver, CO 80206		Denver, CO 80206
	Attn: Andy Acker		Attn: Andy Acker
	Attn: Angela Morton		Attn: Angela Morton

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

667, L.P.

BY: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing

Name:	Scott Lessing
Title:	President
Address:	Baker Bros. Advisors LP
860 Washington St., 3rd Floor
New York, N.Y. 10014

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

/s/ Scott Lessing
Name: Scott Lessing
Title: President
Address: Baker Bros. Advisors LP 860 Washington St., 3rd Floor New York, N.Y. 10014

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ALLY BRIDGE MEDALPHA MASTER FUND L.P.

By: Ally Bridge Group (NY) LLC, its manager

By:	/s/ Anna Yaeger

Name:	Anna Yaeger
Title:	Portfolio Manager and President
Address:	c/o Ally Bridge Group (NY) LLC
430 Park Avenue, 12th Floor New York, NY 10022

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ACUTA CAPITAL FUND, LP

By: Acuta Capital Partners, LLC
Its: General Partner

By: /s/ Scott R. Smith
Name: Scott R. Smith
Title: Chief Operating Officer
Address:	1301 Shoreway Road, Suite 350, Belmont, CA 94002

ACUTA OPPORTUNITY FUND, LP

By: Acuta Capital Partners, LLC
Its: General Partner

By: /s/ Scott R. Smith
Name: Scott R. Smith
Title: Chief Operating Officer
Address:	1301 Shoreway Road, Suite 350, Belmont, CA 94002

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AVIDITY MASTER FUND LP

By: Avidity Capital Partners Fund (GP) LP,
its General Partner

By: /s/ Michael Gregory
Name: Michael Gregory
Title: Director
Address:	2828 N. Harwood St., Suite 1220 Dallas, TX 75201

AVIDITY CAPITAL FUND II LP

By: Avidity Capital Partners Fund (GP) LP,
its General Partner

By: /s/ Michael Gregory
Name: Michael Gregory
Title: Director
Address:	2828 N. Harwood St., Suite 1220 Dallas, TX 75201

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

STRENGTH ALLIANCE LIMITED
c/o Ample Plus Fund Limited Partnership

By: /s/ Chunshan Tang
Name: Chunshan Tang
Title: Authorized Signatory
Address:	One Broadway, 9th Floor Cambridge, MA 02142

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

CAAS OPPORTUNITY LLC

By: /s/ Semi Gogliormella
Name: Semi Gogliormella
Title: COO

Address:	800 Third Avenue, 26th floor New York, New York 10022

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

NOVO HOLDINGS A/S

By: /s/ Scott Beardsley
Name: Scott Beardsley
under specific power of attorney
Title: Managing Partner

Address:	Novo Holdings A/S Tuborg Havnevej 19 DK 2900 Hellerup Denmark

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

DROIA INVEST II SCSP

By: DF II GP Sàrl, Its: General Partner

By:	/s/ Janwillem Naesens

Name:	Janwillem Naesens
(representing Wepaven BV)
Title:	Manager

Address:	Boulevard Joseph II 28
L-1840 Luxembourg

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

VENROCK ASSOCIATES VII, L.P.

By: Venrock Management VII, LLC
Its: General Partner

By:	/s/ David L. Stepp

Name:	David L. Stepp

Title:	Authorized Signatory

Address:	3340 Hillview Avenue
Palo Alto, CA 94304

VENROCK PARTNERS VII, L.P.

By: Venrock Management VII, LLC
Its: General Partner

By:	/s/ David L. Stepp

Name:	David L. Stepp

Title:	Authorized Signatory

Address:	3340 Hillview Avenue
Palo Alto, CA 94304

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

OSAGE UNIVERSITY PARTNERS II, LP

By: Osage University GP II, LLC
Its: General Partner

By:	/s/ William T. Harrington

Name:	William Harrington

Title:	Managing Member

Address:	50 Monument Rd., Suite 201
Bala Cynwyd, PA 19004

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

LIGHTSTONE VENTURES II, L.P.

By:	/s/ Jean George

Name:	Jean George

Title:	General Partner

Address:	500 Boylston Street, Suite 1380
Boston, MA 02116

LIGHTSTONE VENTURES II (A), L.P.

By:	/s/ Jean George

Name:	Jean George

Title:	General Partner

Address:	500 Boylston Street, Suite 1380
Boston, MA 02116

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

CELGENE CORPORATION

By:	/s/ Daniel O’Connell

Name:	Daniel O’Connell

Title:	Authorized Signatory

Address:	86 Morris Avenue
Summit, NJ 07901

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

THE JACKSON LABORATORY

By:	/s/ Douglas Abbott

Name:	Douglas Abbott
Title:	CFO

Address:	c/o Mary McWade
Merrill Lynch Private Banking & Investment Group 100 Federal Street, 17th Floor MA5-100-17-7 Boston, MA 02110

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Z INVESTMENTS, LLC

By:	/s/ Joseph S Zakrzewski

Name:	Joseph S Zakrzewski
Title:	Managing Director

Address:	[***]
[***]

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Signature:	/s/ Timothy Romberger

Name:	Timothy Romberger

Address:	[***]
[***]

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

SERIES A INVESTORS

Name and Address	Number of Shares of Series A Preferred Stock Held
The David and Barbara Roux Trust udt 8/11/99 [***]	2,000,000
Celgene Corporation 86 Morris Avenue Summit, NJ 07901	2,000,000
Anthony Evnin [***]	250,000
Weslie Janeway [***]	250,000
Milch Investment Holdings, LLC [***]	250,000
David Shaw c/o Mary McWade Merill Lynch Private Banking & Investment Group 100 Federal Street 17th Floor MA5-100-17-7 Boston, MA 02110	250,000
Elmrock Energy Holdings c/o Elmrock 150 East 58th Street 27th Floor New York, NY 10155	250,000
Mills Family 1 LLC [***]	75,000
K&BM LP [***]	75,000

Krishnan-Shah Family Partners, LP [***]	100,000
Geis-Hides Consulting [***]	83,403
Timothy Romberger [***]	69,503
Robert Barbanell [***]	32,545
William Rudolf [***]	32,545
Farzad Nazem & Noosheen Hashemi Living Trust Dated 07/10/95 [***]	100,000

SCHEDULE A (cont.)

SERIES B INVESTORS

Name and Address	Number of Shares of Series B Preferred Stock Held
Venrock Associates VII, L.P. 3340 Hillview Avenue Palo Alto, CA 94304	9,235,000
Venrock Partners VII, L.P. 3340 Hillview Avenue Palo Alto, CA 94304	765,000
DROIA Invest II SCSP Boulevard Joseph II 28 L-1840 Luxembourg	10,000,000
Lightstone Ventures II, L.P. 500 Boylston Street, Suite 1380 Boston, MA 02116	7,115,217
Lightstone Ventures II (A), L.P. 500 Boylston Street, Suite 1380 Boston, MA 02116	384,783
Osage University Partners II, LP 50 Monument Rd., Suite 201 Bala Cynwyd, PA 19004	7,592,987
Celgene Corporation 86 Morris Avenue Summit, NJ 07901	3,957,013
Anthony Evnin [***]	250,000
Weslie Janeway [***]	500,000
Milch Investment Holdings, LLC [***]	500,000

Elmrock Energy Holdings, LLC c/o Elmrock 150 East 58th Street, 27th Floor New York, NY 10155	500,000
Timothy Romberger [***]	200,000
Novo Holdings A/S Tuborg Havnevej 19 DK-2900 Hellerup Denmark Attn: Heather Ludvigsen Email: [***] with a copy (which shall not constitute notice) to: Novo Ventures (US), Inc. 501 2nd Street, Suite 300 San Francisco, CA 94107 United States Attention: Junie Lim and Karen Hong Email: [***] and [***]	14,000,000
Z Investments, LLC [***]	200,000

SCHEDULE A (cont.)

SERIES C INVESTORS

Name and Address	Number of Shares of Series C Preferred Stock Held
RA Capital Healthcare Fund, L.P. c/o RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel	5,786,611
RA Capital NEXUS Fund II, L.P. c/o RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel	1,021,167
Janus Henderson Global Life Sciences Fund c/o Janus Capital Management LLC 151 Detroit Street Denver, CO 80206 Attn: Andy Acker [***] Attn: Angela Morton [***]	1,873,655
Janus Henderson Biotech Innovation Master Fund Limited c/o Janus Capital Management LLC 151 Detroit Street Denver, CO 80206 Attn: Andy Acker [***] Attn: Angela Morton [***]	621,760
Janus Henderson Capital Funds plc on behalf of its series Janus Henderson Global Life Sciences Fund c/o Janus Capital Management LLC 151 Detroit Street Denver, CO 80206 Attn: Andy Acker [***] Attn: Angela Morton [***]	1,521,076

Name and Address	Number of Shares of Series C Preferred Stock Held
Janus Henderson Horizon Fund – Biotechnology Fund c/o Janus Capital Management LLC 151 Detroit Street Denver, CO 80206 Attn: Andy Acker [***] Attn: Angela Morton [***]	68,176
667, L.P. c/o Baker Bros. Advisors L.P. 860 Washington Street 3rd Floor New York, NY 10014	120,790
Baker Brothers Life Sciences, L.P. c/o Baker Bros. Advisors L.P. 860 Washington Street 3rd Floor New York, NY 10014	1,513,076
Ally Bridge MedAlpha Master Fund L.P. 430 Park Avenue 12th Floor New York, NY 10022	1,089,244
Acuta Capital Fund, LP 1301 Shoreway Road, Suite 350 Belmont, CA 94002 Attn: Scott Smith, Chief Operating Officer Email: [***]	904,073
Acuta Opportunity Fund, LP 1301 Shoreway Road, Suite 350 Belmont, CA 94002 Attn: Scott Smith, Chief Operating Officer Email: [***]	185,171
Avidity Master Fund LP 2828 N. Harwood St., Suite 1220 Dallas, TX 75201 [***]	867,859

Name and Address	Number of Shares of Series C Preferred Stock Held
Avidity Capital Fund II LP 2828 N. Harwood St., Suite 1220 Dallas, TX 75201 [***]	221,385
Strength Alliance Limited One Broadway, 9th Floor Cambridge, MA 02142 [***] and [***]	272,311
CaaS Opportunity LLC 800 Third Avenue, 26th floor New York, New York 10022 c/o Semi Gogliormella Email: [***]	272,311
Novo Holdings A/S Tuborg Havnevej 19 DK-2900 Hellerup Denmark Attn: Heather Ludvigsen Email: [***] with a copy (which shall not constitute notice) to: Novo Ventures (US), Inc. 501 2nd Street, Suite 300 San Francisco, CA 94107 United States Attention: Junie Lim and Karen Hong Email: [***] and [***]	1,553,116
DROIA Invest II SCSP Boulevard Joseph II 28 L-1840 Luxembourg	1,109,368
Venrock Associates VII, L.P. 3340 Hillview Avenue Palo Alto, CA 94304	1,024,501
Venrock Partners VII, L.P. 3340 Hillview Avenue Palo Alto, CA 94304	84,867

Name and Address	Number of Shares of Series C Preferred Stock Held
Osage University Partners II, LP 50 Monument Rd., Suite 201 Bala Cynwyd, PA 19004	842,342
Lightstone Ventures II, L.P. 500 Boylston Street, Suite 1380 Boston, MA 02116	786,265
Lightstone Ventures II (A), L.P. 500 Boylston Street, Suite 1380 Boston, MA 02116	45,761

SCHEDULE A (cont.)

INVESTORS

Name and Address	Number of Shares of Common Stock Held
The Jackson Laboratory c/o Mary McWade Merrill Lynch Private Banking & Investment Group 100 Federal Street, 17th Floor MA5-100-17-7 Boston, MA 02110	1,339,750

SCHEDULE B

KEY INVESTORS

Key Investor Name
Venrock Associates VII, L.P.

Venrock Partners VII, L.P.

Celgene Corporation*

Droia Invest II SCSP

Lightstone Ventures II, L.P.

Lightstone Ventures II (A), L.P.

Osage University Partners II, LP

Novo Holdings A/S

RA Capital Healthcare Fund, L.P.

RA Capital NEXUS Fund II, L.P.

*

Celgene Corporation will constitute a “Key Investor” for purposes of the Company’s Certificate of Incorporation for any future financing only to the extent that Celgene Corporation owns 15% or less of the outstanding shares of capital stock of the Company (on an as-converted basis, but, for clarity, includes all shares of the Company’s common and preferred stock and excludes outstanding but unexercised stock options and shares issuable upon conversion of any other convertible securities). For the avoidance of doubt, Article Fourth, Section B.5A.1 of the Company’s Certificate of Incorporation will apply to Celgene Corporation up until Celgene Corporation’s ownership is 15% of the outstanding shares of capital stock of the Company (on an as-converted basis, but, for clarity, includes all shares of the Company’s common and preferred stock and excludes outstanding but unexercised stock options and shares issuable upon conversion of any other convertible securities), even if Celgene Corporation only invests a portion of its pro rata amount in a future purchase.